UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2012

Strategic Storage Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  000-53644

MD	32-0211624
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant's telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

     On November 6, 2012, the Registrant issued a press release announcing the acquisition of the third phase of the Stockade Portfolio (defined below). A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

     Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 8.01. Other Events.

Acquisition of Phase Three of the Stockade Portfolio

     As reported earlier, on June 19, 2012, the Registrant, through a wholly-owned subsidiary of the Registrant's operating partnership, entered into a purchase and sale agreement with unaffiliated third parties for the acquisition of 16 self storage facilities located in Georgia, Florida and South Carolina (the "Stockade Portfolio"). The purchase and sale agreement was subsequently amended to adjust the purchase price. The aggregate purchase price for the Stockade Portfolio is now approximately $75.1 million, plus closing costs and acquisition fees. The average physical occupancy of the 16 properties in the Stockade Portfolio was approximately 73% as of September 30, 2012. As reported earlier, the Registrant closed on the purchase of the first phase of the Stockade Portfolio on August 16, 2012 and closed on the purchase of the second phase of the Stockade Portfolio on October 1, 2012.

     On November 5, 2012, the Registrant closed on the purchase of the third and final phase of the Stockade Portfolio for a purchase price of approximately $38.7 million, which purchase price was funded with a combination of net proceeds from the Registrant's ongoing public offering and proceeds from the Citi Stockade II Loan. The Registrant incurred acquisition fees of approximately $970,000 in connection with this acquisition.

     A summary of the properties in the third phase of the Stockade Portfolio is as follows:

Property	Address	Purchase Price	Year Built	Approx. Sq. Ft. (net)	Approx. Units
Mt. Pleasant I - SC	1117 Bowman Rd., Mt. Pleasant, SC	$3,000,000	1989	41,000	390
Charleston I - SC	2343 Savannah Hwy., Charleston, SC	$3,000,000	1975/1988/2001	46,700	390
Charleston II - SC	1533 Ashley River Rd., Charleston, SC	$3,300,000	1992	46,400	430
Mt. Pleasant II - SC	1904 Hwy. 17 N, Mt. Pleasant, SC	$6,700,000	1995	63,600	590
Charleston III - SC	1951 Maybank Hwy., Charleston, SC	$6,725,000	1986/1996	66,300	570
Mt. Pleasant III - SC	1108 Stockdale Ln., Mt. Pleasant, SC	$16,000,000	1997/2007	195,100	1,370
TOTAL		$38,725,000		459,100	3,740

     The Registrant's portfolio now includes 108 wholly-owned properties in 17 states and Canada, consisting of approximately 70,000 self storage units and 8.7 million rentable square feet of storage space.

Entry into Citi Stockade II Loan

     On November 5, 2012, in connection with the acquisition discussed above, the Registrant, through six property owning special purpose entities wholly-owned by the Registrant's operating partnership (the "SPEs"), entered into a loan agreement with Citigroup Global Markets Realty Corp. pursuant to which the SPEs obtained a loan in the principal amount of $19,362,500 (the "Citi Stockade II Loan"). The Citi Stockade II Loan has a term of 10 years, maturing on November 6, 2022, and requires monthly payments of interest only for the first two years, with fixed monthly payments of principal and interest thereafter. The Citi Stockade II Loan bears interest at a fixed rate of 4.61%.

     The Citi Stockade II Loan is secured by cross-collateralized first mortgage liens or deeds of trust on the six properties acquired in phase three of the Stockade Portfolio. The SPEs may prepay the Citi Stockade II Loan only during the three months prior to the maturity date of the Citi Stockade II Loan; provided, however, that the SPEs may defease the Citi Stockade II Loan upon the occurrence of certain conditions. The Registrant serves as a guarantor of certain recourse obligations of the SPEs under the Citi Stockade II Loan.

     In connection with the Citi Stockade II Loan, the Registrant paid customary lender fees, legal fees, and other expenses. The Citi Stockade II Loan contains a number of customary representations, warranties, indemnities and covenants.

Item 9.01. Financial Statements and Exhibits

      (a) Financial Statements of Real Estate Acquired.

The required financial statements and pro forma financial information for the acquired real estate described in Item 8.01 were provided by amendment to the Registrant's Form 8-K filed on August 16, 2012, which amendment was filed on November 1, 2012.

      (d) Exhibits.

99.1 Press Release Announcing Acquisition of Third Phase of Stockade Portfolio

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage Trust, Inc.
Date: November 6, 2012	By:	/s/ Michael S. McClure
Michael S. McClure
Executive Vice President and Chief Financial Officer